Exhibit 10.7

Service Provider Agreement

This Service Provider Agreement (the “Agreement”) is made and entered into this 1st day of April, 2007, by and between Shaner Hotel Group Limited Partnership (“Shaner”) located at 1965 Waddle Road, State College, Pennsylvania 16803, and Rex Energy Operating Corp. (“Rex”), located at 1975 Waddle Road, State College, Pennsylvania 16803.

WHEREAS, Shaner provides back office centralized clerical and administrative services for managing and interfacing with Plan Administration and fiduciaries for 401(k) retirement plans and health benefit plans as more defined in Exhibit A (“Services”).

WHEREAS, Rex desires to retain the services of Shaner as an independent contractor to provide the Services as defined in greater detail herein.

WHEREAS, Shaner is an independent business and desires to provide such Services pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Independent Contractor Relationship

1.1. Shaner is an independently established business and desires to contract with Rex to perform Services pursuant to this Agreement as an independent contractor. Shaner further agrees that neither Shaner nor any employees or subcontractors of Shaner is entitled to unemployment, workers compensation or other benefits in any event pursuant to Shaner’s provision of the Services from Rex.

2. Responsibilities of Rex

2.1 Rex shall provide sufficient available funds to Shaner to cover and pay all disbursements made by Shaner for the Services so that such disbursements are in the form of immediately available cash.

2.2. Rex will maintain systems and procedures to deliver to the home office of Shaner in State College, Pennsylvania all necessary information and in such form to enable Shaner to provide the Services without additional expense of Shaner to obtain such information or to utilize such information to provide the Services by using Shaner’s current accounting programs and software. Equipment and software shall include operating PC’s with Microsoft software including Excel and Word and the ability to access the Internet and use of e-mail.

2.3. Rex shall provide timely approval for payments in reference to all accounts payable unless there is a reasonable dispute by Rex as to the validity of a payable.

3. Terms of Agreement

3.1. This Agreement takes effect at 12:00 a.m. EST, April 1, 2007 and, unless sooner terminated as provided herein, will continue in effect for a period of one (1) year ending at 11:59 p.m. EST, April 1, 2008. This agreement may be terminated by either party upon ninety (90) days written notice to the other.

3.2 Automatic Renewal. This agreement shall automatically renew under the current terms and conditions for one additional year unless notice is given by either party to the other thirty (30) days prior to the termination date that the Agreement is not to renew.

4. Fees

4.1. Rex agrees to pay Shaner during the term of this Agreement, the Fees as listed in Exhibit A by the first day of each month and portion thereof if the Services are provided for less than one month.

5. Billing

5.1. Shaner shall be responsible for all of its operating expenses.

5.2. Shaner shall pay the Fee to itself from the disbursement account maintained for the Services if any or by the 1st of each month during the Term. Rex shall pay proper invoices provided by Shaner to Rex.

5.3. Invoices unpaid by Rex to Shaner for Services shall be charged interest at the rate of one and one-half percent (1.5%) per month, or eighteen percent (18%) per annum, calculated daily, compounded annually after thirty (30) days.

6. Service Area

6.1. Shaner agrees to perform the Services (the “Service Area”) only in State College, Pennsylvania area at its home office located at 1965 Waddle Road, State College, Pennsylvania 16803 or at such other place, which Shaner establishes as its home office.

7. Indemnification

7.1. Rex shall indemnify, and hold harmless Shaner from any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Shaner arising from or relating to Rex’s use the Services provided by Shaner hereunder except if such liabilities were caused by the gross negligence or willful misconduct of Shaner or its employees in providing the Services or for loss of any Rex funds caused by theft or embezzlement of a Shaner employee.

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8. Confidential Information

8.1. Definition. The term “Confidential Information” shall mean any information disclosed by one party to this Agreement (the “Disclosing Party”) in connection with this Agreement to the other (“Receiving Party”). Without limiting the foregoing, the terms and conditions of this Agreement shall be considered Confidential Information.

8.2. Exclusions. Confidential Information shall exclude information that: (a) was independently developed by the Receiving Party without any use of the Disclosing Party’s Confidential Information or by the Receiving Party’s employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the Disclosing Party’s Confidential Information; (b) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement and that had a right to disclose it; (c) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the Receiving Party; or (d) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

8.3. Compelled Disclosure. If a Receiving Party is, or believes that it will be, compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt notice so that the Disclosing Party may take steps to oppose such disclosure.

8.4. Obligations. The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not disclose such Confidential Information to a third party except as expressly permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care, which it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care, to prevent the disclosure of the Disclosing Party’s Confidential Information.

9. Rex Exclusivity

9.1. Rex shall use Shaner exclusively for the provision of the Services.

10. LIMITATION OF LIABILITY

10.1. IN NO EVENT WILL SHANER BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR BREACH OF FIDUCIARY DUTY OF ANY PLAN ADMINISTRATION OR PLAN ADMINISTRATION DUTIES IN CONNECTION WITH OR ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE SERVICES PROVIDED BY SHANER HEREUNDER, WHETHER ALLEGED AS A

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BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, AND EVEN IF SHANER HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES. IN ADDITION, SHANER WILL NOT BE LIABLE FOR ANY DAMAGES CAUSED BY DELAY IN DELIVERY OF THE SERVICES PROVIDED HEREUNDER. SHANER’S LIABILITY UNDER THIS AGREEMENT FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, RESTITUTION, WILL NOT, IN ANY EVENT, EXCEED THE AMOUNTS PAID BY REX TO SHANER UNDER THIS AGREEMENT FOR THE SERVICES GIVING RISE TO SUCH CLAIM.

10.2. The provisions of this Section allocate risks under this Agreement between Shaner and Rex. Shaner’s pricing reflects this allocation of risks and limitation of liability.

11. Termination

11.1. Effect of Termination. Upon the expiration or termination of this Agreement for any reason, Shaner shall (i) immediately stop all activities hereunder, and (ii) promptly return all materials to Rex including all books and records. Paragraphs 4.1, 8 and 11.1 shall survive the Termination of this Agreement.

12. Assignment.

12.1. Neither party hereto shall assign or delegate this Agreement, or any of its rights or duties hereunder, directly, indirectly, by operation of law, or otherwise, without the prior written consent of the other party.

13. Miscellaneous Provisions

13.1. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will be considered one and the same Agreement. This Agreement supersedes all prior agreements, written or oral, between Shaner and Rex relating to the subject matter of this Agreement. Any amendment or modification of this Agreement shall be in writing and shall be signed by both parties hereto. The parties to this Agreement acknowledge that the Confidential Information represents valuable property and agrees that the provisions of this Agreement shall be enforceable by specific performance and other equitable relief in addition to any action for damages or other remedy available. If any provision of this Agreement is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement will not be affected and will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision. Any notice provided for herein shall be in writing and served by fax or by overnight national mail delivery services. If

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served by fax a copy of the notice is to be also served by regular U.S. mail. Service is deemed complete upon confirmed receipt by the party receiving the notice if by fax and the next business day if by overnight national delivery service. The fax number of Shaner is 814-278-7295, Attention: J.B. Griffin and for Rex is 814-278-7286 Attention: Benjamin Hulburt.

13.2 Neither party to this agreement shall be under any liability to the other for any delay or failure to perform any obligations under this agreement (except failure to pay) if the same is wholly or partially caused, whether directly or indirectly, by circumstances beyond its reasonable control, provided the affected party provides the other party with written notice of the force majeure event within a reasonable time of its occurrence.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ATTEST:	SHANER HOTEL GROUP LIMITED PARTNERSHIP By: Shaner Operating Corp., its general partner

/s/ Peter K. Hulburt	By:	/s/ John B. Griffin John B. Griffin, Vice President

ATTEST:	REX ENERGY OPERATING CORP.

/s/ Christopher K. Hulburt	By:	/s/ Benjamin W. Hulburt Benjamin W. Hulburt, Chief Executive Officer

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Exhibit A

March 22, 2007

Rex Energy Operating Corp.

1975 Waddle Road

State College, PA 16803

Re:     Benefit Consulting and Administrative Services

Dear Client:

This letter is to outline and specify the terms of the Benefit Consulting and Administrative services from Shaner Hotel Group Limited Partnership (hereinafter referred to as “we” or “Shaner” or “us”) to be provided to Rex Energy Operating Corp. beginning April 1, 2007.

Our Benefit Consulting and Administrative services include 401(k) Administration and Health Insurance Administration. See attached Scope of Services for detailed breakdown of services including costs of travel if necessary.

Our fee for these services will be based upon the amount of time required at standard billing rates plus out-of-pocket expenses. All invoices are due and payable upon presentation. The hourly rate for the Benefits Manager shall be $95 and for assistants $55.

Either party to this agreement may cancel this arrangement at any time upon ninety (90) days advance notice to the other in writing addressed as provided in this letter with any obligation for fees owned by you to us to survive the termination.

If the foregoing fairly sets forth your understanding, please sign the enclosed copy of this letter in the space indicated and return it to our office. However, if there are any additional services you expect from us, please inform us by noting so just below your signature at the end of the returned copy of this letter.

We want to express our appreciation for this opportunity to work with you.

Very truly yours,

Shaner Hotel Group Limited Partnership

By: Shaner Operating Corp., its general partner

By:
Brian McMahon, Vice President of Human Resources

Accepted by:
Rex Energy Operating Corp.

By:	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
Chief Executive Officer

Date:

Additional Comments or Requests:

Scope of Services

1.	401(k) Administration

a.	Processing to include new hire, termination, contribution changes, address changes.

b.	Hardship Withdrawals

c.	QDRO Distributions

d.	5500 Preparation

e.	SAR Distribution

f.	Plan changes and Summary Plan Description distribution

g.	Mid-Year Non-Discrimination Testing

h.	Annual Non-Discrimination Testing

i.	Plan Audit Coordination

j.	Submit Bi-Weekly contributions to record keeper

k.	Communicate with employees on plan changes, answer questions and educate on plan design.

2.	Health Insurance Administration

a.	Processing to include new hire eligibility, termination, address changes, and family status changes in the following benefit plans:

•	Medical

•	Health Savings Account

•	Dental

•	Vision

•	Group Life Insurance

•	Voluntary Life Insurance

•	Short Term Disability

•	Long Term Disability

•	Supplemental Insurance

b.	Coordinate enrollment for all Health Plans with providers and distribution of Summary Plan Descriptions and materials to employees.

c.	Monthly Billing Review and Submittal for all Health Plans

d.	Claim preparation and resolution, including answering questions from employees and plan providers

e.	Cobra Coordination

f.	Privacy Notifications

g.	Process Bi-Weekly HSA Contributions

h.	Annual Benefit Plan Design Review and Negotiations

i.	Open Enrollment Preparation and Distribution

j.	Open Enrollment Presentation to all Employees

k.	Answer employee and family members questions on any of the Health Plans.

3.	Payroll Coordination **

a.	Coordinate employee deductions with payroll

b.	Maintain employee benefit database

c.	Annual benefit change programming

**	Payroll coordination is based on using the PeopleSoft system currently in place. Additional time will be needed to develop and maintain benefit information coordination with a different payroll provider.

Any travel required, Rex will be billed the hourly rate for actual travel time plus hours worked. Rex would also be required to reimburse actual travel expenses to include airfare, transportation and meals.